   Kimberly-Clark Reports 7 Percent Sales Gain and Double-Digit EPS Increase in Second Quarter 2004

Diluted Earnings of 90 Cents Per Share Exceed Previous Expectations for the Quarter;

   Company Reiterates Annual Earnings Guidance and Raises 2004 Share Repurchase Target by an Additional $400 Million

DALLAS, July 22, 2004—Kimberly-Clark Corporation (NYSE: KMB) today reported net sales in the second quarter of 2004 were nearly $3.8 billion, an increase of about 7 percent over the prior year. Diluted net income for the quarter was 90 cents per share, rising almost 10 percent from 82 cents per share in 2003 and exceeding the company’s previously communicated outlook of 87 to 89 cents per share.

        Solid growth in sales volumes of 5 percent, currency benefits of 3 percent and a higher-value product mix of 1 percent all contributed to the increase in sales. The volume growth was broad-based across many of the company’s global health and hygiene brands. Meanwhile, net selling prices declined approximately 2 percent versus the year-ago quarter.

        Higher sales, combined with more than $50 million in pretax cost reductions and a lower effective income tax rate, bolstered the company’s bottom-line performance. The double-digit gain in earnings per share in the second quarter was achieved despite the lower net prices and costs of approximately $16 million related to changes that will further improve the efficiency of the company’s diaper operations in North America and Europe and will support growth in other markets around the world.

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        Chairman and Chief Executive Officer Thomas J. Falk said, “I’m encouraged by our continued top- and bottom-line momentum through the first half of the year. The disciplined approach to managing the business that we introduced with our Global Business Plan is beginning to generate the desired results. Our brand-building and other growth initiatives are taking hold and our teams are delivering significant cost savings, enabling us to post good earnings gains in a tough business environment. Moreover, we’re seeing solid improvement in ROIC, in line with our target for improving this important measure by 40 to 50 basis points for the full year.”

Review of second quarter sales

        Sales grew versus the prior year in each of the company’s business segments – Consumer Tissue, Personal Care and Business-to-Business – as well as in all major geographic regions.

        The many contributors to the quarter’s sales volume gains included Pull-Ups training pants, Little Swimmers swimpants, Scott bathroom tissue and Poise and Depend incontinence care brands in North America, which posted double-digit growth, with unit sales for the child care sector setting a new quarterly record. Other key areas of volume strength included Health Care globally, Andrex bathroom tissue in Europe, and operations in Australia, Brazil, Eastern Europe and the Middle East. The consolidation in August 2003 of Klabin Kimberly S.A., the company’s former equity affiliate and the leading tissue manufacturer in Brazil, added about 1 percent to sales in the second quarter.

        Sales of consumer tissue products increased 6 percent, driven by volume growth of almost 5 percent and currency effects, primarily in Europe and Australia, of more than 3 percent. Net selling prices declined almost 3 percent from the second quarter of 2003, due mainly to competitive promotional activity in North America and Europe.

        In North America, sales volumes of consumer tissue products rose 3 percent and the mix of products sold was 1 percent better

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while net pricing was lower by about 4 percent. In Europe, consumer tissue sales were up 6 percent on favorable currency effects of 9 percent, partially offset by lower net selling prices. Consumer tissue sales in developing and emerging markets increased about 30 percent, with the consolidation of Klabin Kimberly accounting for about half of the increase.

        Sales of personal care products were more than 4 percent higher in the second quarter. Sales volumes increased 3 percent, currency-related benefits contributed 2 percent and product mix added 1 percent, with net selling prices partially offsetting the gains by 2 percent.

        Personal Care sales in North America improved approximately 4 percent versus the prior year, on the strength of the previously mentioned volume gains for child and incontinence care products, along with a 3 percent rise in shipments of Huggies diapers. In total, sales volumes were up 4 percent, while a 1 percent decline in selling prices was essentially offset by a better product mix. In Europe, sales were 2 percent lower. Currency effects boosted sales 8 percent, however, sales volumes declined about 7 percent and net selling prices were down almost 3 percent. In developing and emerging markets, personal care sales advanced 8 percent, due mainly to a 6 percent rise in sales volumes, along with favorable currency and product mix.

        Sales of business-to-business products increased 12 percent in the quarter. Overall sales volumes improved about 7 percent, with solid growth in all areas – Health Care, K-C Professional, Nonwovens, and Pulp and Paper. Currency effects positively affected sales by approximately 3 percent. Meanwhile, net pricing decreased approximately 2 percent, as both the K-C Professional and Health Care businesses experienced somewhat lower prices.

Other second quarter operating results

        Operating profit in the second quarter of 2004 was $644.7 million, more than 6 percent greater than the prior year. The positive contributions from solid volume growth, aggressive cost savings and changes in currency exchange rates more than offset the

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combined effects of about $80 million in lower net selling prices and the previously mentioned $16 million in costs related to changes to the company’s diaper operations.

        The effective tax rate in the second quarter declined to approximately 22 percent from 29 percent last year due primarily to income tax benefits from the company’s previously disclosed ownership interest in a synthetic fuel partnership. The company’s participation in the partnership resulted in nonoperating expenses of $39 million which, together with the related tax benefits of $49 million, improved net income for the quarter by $10 million, equivalent to about 2 cents per share.

        Kimberly-Clark’s share of net income of equity companies of approximately $30 million in the second quarter was essentially unchanged from the prior year, reflecting stable results at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). Its sales rose 6 percent, highlighted by continued double-digit volume growth in its consumer businesses, helping to offset the effects from depreciation of the Mexican peso and higher raw material costs. KCM recently announced price increases for most of its consumer products, effective in the third quarter, to offset the cost inflation.

        Cash provided by operations was $736 million in the second quarter, about 7 percent above the prior year, reflecting the higher level of earnings and improved accounts receivable and inventory management. During the quarter, Kimberly-Clark repurchased nearly 6.5 million shares of common stock at a cost of $421 million, compared with spending of approximately $113 million in the second quarter of 2003 and $163 million in the first quarter of this year.

Diaper Efficiency and Growth Plan

        Primarily as a result of significant productivity gains, the company has excess diaper manufacturing capacity in North America and Europe. After a thorough evaluation, the company decided to cease diaper manufacturing and scale back related distribution operations at its facility in New Milford, Conn., which will now

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focus solely on the production of tissue products. The company will also redeploy some production capacity from its Barton-upon-Humber facility in the U.K. Diaper machines from these locations will be moved to support growth in other markets, minimizing the need for additional capital spending. These steps are consistent with the company’s strategies to drive growth in developing and emerging markets and dramatically improve the cost structure in Europe.

        Costs to implement the plan are estimated to be approximately $40 million before tax, including $16 million in the second quarter and nearly $25 million in the third quarter, after which only minimal costs will be incurred. The moves will contribute to the company’s ongoing cost savings efforts over the coming year and benefit ROIC over the long term.

2004 Outlook

        Commenting on the outlook, Falk said, “We are squarely focused on our objectives: driving top- and bottom-line growth, generating strong cash flow and improving capital efficiency. Moreover, our performance in the first half of the year gives me confidence about the outlook for the balance of the year. Today, we are reiterating our previous guidance that earnings in 2004 are expected to be toward the high-end of our targeted range of $3.55 to $3.65 per share. In delivering these results, we expect to offset higher raw material and energy costs as well as the $40 million in up-front costs to further improve the competitive position of our global diaper business. Following the spin-off of our pulp and paper operations, we will update our guidance based on continuing operations.

        “Additionally, we are raising the bar for several other objectives in 2004. Having achieved cost reductions of about $95 million in the first half of the year, we are increasing our savings goal for the year from $150 million to a range of $175 to $200 million. At the same time, our capital discipline has resulted in better utilization of our assets and lower capital spending this year. With year-to-date capital spending of $220 million, we are adjusting our target for the year from $750 million to a range of

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$600 to $650 million. The lower capital spending, along with other factors, including expected cash proceeds in connection with the spin-off, will lift our available cash this year above our previous expectations. As a result, we are boosting our target for share repurchases in 2004 by an additional $400 million to $1.4 billion.

        “As for the third quarter, we expect to deliver earnings in a range of 88 to 90 cents per share compared with earnings before unusual items of 85 cents per share in 2003. In particular, we expect continued solid top-line growth in a highly competitive marketplace and continued success in reducing costs. Consumer tissue prices are also anticipated to improve as we implement increases in North America during the course of the quarter. These factors should help us achieve the expected earnings growth, overcoming higher fiber, oil and energy costs, as well as the previously mentioned $25 million in costs related to changes to our diaper operations.”

Year-to-date results

        For the first half of 2004, sales of $7.6 billion were up 8 percent from $7.0 billion in the prior year, driven by a 6 percent increase in sales volumes and currency effects of 4 percent. Operating profit rose 9 percent to $1,293.0 million in 2004 versus $1,186.2 million in 2003. Diluted earnings per share for the year-to-date were $1.81 versus $1.60 in 2003, an improvement of more than 13 percent. Compared with earnings before unusual items of $1.62 per share in 2003, first-half diluted earnings per share rose about 12 percent. Cash provided by operations also strengthened by approximately 12 percent to $1,351 million in 2004 from $1,209 million last year.

        Last year’s results included an unusual pretax charge of approximately $16 million, or 2 cents per share, as a result of a legal judgment related to a European government grant dating back to 1987.

        Kimberly-Clark management believes that, because of the nature of last year’s unusual items, investors’ understanding of the company’s performance is enhanced by disclosing earnings per

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share before unusual items as a reasonable basis for comparison of the company’s ongoing results of operations. The attached Earnings Summary schedule provides reconciliations of earnings per share before the unusual items to diluted net income per share determined in accordance with generally accepted accounting principles.

        At June 30, 2004, total debt and preferred securities was $4.0 billion, compared with $4.2 billion at the end of 2003.

Conference call

        A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 132-year history of innovation, visit www.kimberly-clark.com.

        Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

        Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results,

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strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2003 entitled “Factors That May Affect Future Results.”

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KIMBERLY-CLARK CORPORATION
(Millions, except per share amounts)

EARNINGS SUMMARY:

There were no unusual items in 2004 or the second quarter of 2003.

The following tables present the reconciliation of earnings before unusual items to GAAP net income.

	Six Months Ended
	June 30, 2003
	Income (Expense)	Diluted Earnings Per Share
Earnings Before Unusual
Item	$826.1	$1.62

Charge for Unusual Item:
European Legal Judgment	(11.1)	(.02)

Net Income	$815.0	$1.60

	Three Months Ended
	Sptember 30, 2003
	Income (Expense)	Diluted Earnings Per Share
Earnings Before Unusual
Item	$431.1	$.85

Charge for Unusual Item:
Callable Bonds	(11.4)	(.02)

Net Income	$419.7	$.83

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions, except per share amounts)

	Three Months Ended June 30
	2004	2003	Change

Net Sales	$3,775.7	$3,544.6	+ 6.5%
Cost of products sold	2,491.0	2,337.4	+ 6.6%

Gross Profit	1,284.7	1,207.2	+ 6.4%
Marketing, research and general
expenses	625.5	579.5	+ 7.9%
Other (income) expense, net	14.5	20.8	N.M.

Operating Profit	644.7	606.9	+ 6.2%
Nonoperating expense	(38.7)	--	N.M.
Interest income	4.0	4.3	- 7.0%
Interest expense	(40.7)	(44.6)	- 8.7%

Income Before Income Taxes	569.3	566.6	+ 0.5%
Provision for income taxes	126.8	164.9	- 23.1%

Income Before Equity Interests	442.5	401.7	+ 10.2%
Share of net income of equity
companies	29.9	30.3	- 1.3%
Minority owners' share of
subsidiaries' net income	(18.1)	(14.7)	+ 23.1%

Net Income	$454.3	$417.3	+ 8.9%

Net Income Per Share - Diluted	$.90	$.82	+ 9.8%

Note (Three Months):

1.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$445.7	$403.9
Pro forma earnings per share - diluted	$.88	$.79

N.M.–Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions, except per share amounts)

	Six Months Ended June 30
	2004	2003	Change
Net Sales	$7,574.8	$7,004.3	+ 8.1%
Cost of products sold	5,002.5	4,593.5	+ 8.9%

Gross Profit	2,572.3	2,410.8	+ 6.7%
Marketing, research and general
expenses	1,250.3	1,168.4	+ 7.0%
Other (income) expense, net	29.0	56.2	N.M.

Operating Profit	1,293.0	1,186.2	+ 9.0%
Nonoperating expense	(90.2)	--	N.M.
Interest income	8.0	9.1	- 12.1%
Interest expense	(79.4)	(87.6)	- 9.4%

Income Before Income Taxes	1,131.4	1,107.7	+ 2.1%
Provision for income taxes	243.5	322.4	- 24.5%

Income Before Equity Interests	887.9	785.3	+ 13.1%
Share of net income of equity
companies	60.8	56.3	+ 8.0%
Minority owners' share of
subsidiaries' net income	(35.1)	(26.6)	+ 32.0%

Net Income	$913.6	$815.0	+ 12.1%

Net Income Per Share - Diluted	$1.81	$1.60	+ 13.1%

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions, except per share amounts)

Notes (Six Months):

1.	In 2003, a charge for an unusual item is included as follows: other (income) expense, net - $15.6 million. The income tax benefit of this item is $4.5 million.

2.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2004	2003
Pro forma net income	$895.6	$785.6
Pro forma earnings per share - diluted	$1.77	$1.54

3.	OTHER INFORMATION:

	Six Months Ended June 30
	2004	2003
Cash Dividends Declared
Per Share	$.80	$.68

Common Shares	June 30
	2004	2003
Outstanding As Of	496.6	507.0
Average Diluted for:
Three Months Ended	504.3	509.7
Six Months Ended	504.8	510.4

N.M.-Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions)

Supplemental Financial Information:

	June 30 2004	December 31 2003
Preliminary Balance Sheet Data:

Cash and cash equivalents	$362.3	$290.6
Accounts receivable	1,951.9	1,955.1
Inventories	1,631.4	1,563.4
Total assets	16,724.1	16,779.9
Accounts payable	1,145.1	1,141.4
Debt payable within one year	502.5	864.3
Long-term debt	2,772.9	2,733.7
Preferred securities of subsidiary	706.2	567.9
Stockholders' equity	6,762.8	6,766.3

	Six Months Ended June 30
	2004	2003
Preliminary Cash Flow Data:

"Free Cash Flow" Reconciled to
Cash Provided by Operations:

Free cash flow	$758.9	$479.8
Capital spending	219.6	402.1
Cash dividends paid	372.2	327.5

Cash provided by operations	$1,350.7	$1,209.4

Cash used for investing	$(204.5)	$(599.8)

Cash used for financing	$(1,068.3)	$(732.8)

Depreciation	$407.9	$370.7

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED JUNE 30

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003	Change	2004	2003	Change
NET SALES:
Personal Care	$1,491.3	$1,427.1	+ 4.5%	$2,971.4	$2,812.4	+ 5.7%
Consumer Tissue	1,259.9	1,189.0	+ 6.0%	2,601.9	2,411.5	+ 7.9%
Business-to-
Business	1,084.1	967.4	+12.1%	2,113.7	1,855.2	+13.9%
Intersegment
Sales	(59.6)	(38.9)	N.M.	(112.2)	(74.8)	N.M.

Consolidated	$3,775.7	$3,544.6	+ 6.5%	$7,574.8	$7,004.3	+ 8.1%

OPERATING PROFIT:
Personal Care	$323.2	$304.2	+ 6.2%	$649.7	$596.1	+ 9.0%
Consumer Tissue	178.3	167.5	+ 6.4%	380.2	369.6	+ 2.9%
Business-to-
Business	195.4	181.3	+ 7.8%	361.3	325.8	+10.9%
Other income (expense),
net (a)	(14.5)	(20.8)	N.M.	(29.0)	(56.2)	N.M.
Unallocated items -
net	(37.7)	(25.3)	N.M.	(69.2)	(49.1)	N.M.

Consolidated	$644.7	$606.9	+ 6.2%	$1,293.0	$1,186.2	+ 9.0%

(a)	Operating profit for the six months ended June 30, 2003 includes a charge for an unusual item of $15.6 million.

N.M.-Not meaningful
Unaudited

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Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation’s Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; baby wipes; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.

Unaudited

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